                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11 (c) or (S) 240.14a-12

                            SpectruMedix Corporation
                (Name of Registrant as Specified in Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filling  Fee (Check appropriate box):

[X] No fee required
[ ] $125 per Exchange Act Rules 0-11 (c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22  (a)(2) of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:
        ......................................................................
    2)  Aggregate number of securities to which transaction applies:
        ......................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
        ......................................................................
    4)  Proposed maximum aggregate value of transaction:
        ......................................................................
    5)  Total fee paid:
        ......................................................................
[ ] Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: ____________________________________________
     2)  Form Schedule or Registration Statement No: ________________________
     3)  Filing Party: ______________________________________________________
     4)  Date Filed: ________________________________________________________

                            SPECTRUMEDIX CORPORATION
                            2124 OLD GATESBURG ROAD
                            STATE COLLEGE, PA 16803

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                         TO BE HELD SEPTEMBER 26, 2000

     The annual meeting of stockholders of SpectruMedix Corporation ("SpectruMedix" or the "Company") will be held at the Hampton Inn, 1101 E. College Avenue, State College, PA, 16801, on Tuesday, September 26, 2000, at 10:00 a.m., for the following purposes:

       1.  To elect three directors;

       2. To ratify the selection of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2001;

       3. To approve an amendment to the SpectruMedix Corporation 1997 Stock Option Plan to increase the maximum number of shares of Common Stock reserved for issuance under such plan by an additional 1,000,000 shares to an aggregate of 2,000,000 shares of Common Stock; and

       4. To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

     Only holders of record of SpectruMedix Corporation Common Stock as of the close of business on August 25, 2000 will be entitled to vote at the meeting

                                    By Order of the Board of Directors

                                    Joseph K. Adlerstein
                                    President and Chief Executive Officer

State College, Pennsylvania
August 28, 2000


                            YOUR VOTE IS IMPORTANT.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE. YOU MAY VOTE IN PERSON AT THE MEETING EVEN IF YOU SEND IN YOUR PROXY OR VOTE BY TELEPHONE.

                            SPECTRUMEDIX CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 26, 2000

                              GENERAL INFORMATION

     Date, Time and Place of the Meeting. These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of SpectruMedix Corporation, a Delaware corporation ("SpectruMedix" or the "Company"), for use at its annual meeting of stockholders to be held on Tuesday, September 26, 2000, at 10:00 a.m., at the Hampton Inn, 1101 E. College Avenue, State College, PA, 16801, and at any adjournment or postponement of the annual meeting. These proxy materials were first mailed on or about August 28, 2000, to all stockholders entitled to vote at the annual meeting.

     Stockholders Entitled to Vote. Only stockholders as of the close of business on August 25, 2000 are entitled to vote at the meeting. On that date, there were 4,256,306 shares of SpectruMedix Corporation Common Stock (the "Common Stock") outstanding and entitled to vote at the meeting.

     Vote Required. A plurality of the votes cast at the meeting is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" will have no effect on the outcome of the election of directors. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

     The favorable vote of a majority of the votes present in person or by proxy at the meeting is required to ratify the selection of independent accountants (Proposal 2) and approve the amendment to the 1997 Stock Option Plan (Proposal
3). Abstentions are counted as votes present and will therefore have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of Proposals 2 and 3.

     Quorum. The presence, in person or by proxy, of a majority of the total votes entitled to be cast by the outstanding shares of the Common Stock is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

     Procedures for Voting. As indicated on the accompanying proxy card, the Company this year is offering stockholders of record the choice of voting by telephone, or by completing and returning the proxy card. The shares represented by a properly signed proxy card or voted by telephone will be voted at the meeting as specified by the stockholder. If a proxy card is properly signed and returned but no specific choices are made, the shares represented by the proxy card will be voted in favor of the election of all of the nominees for director and each of the proposals set forth on the proxy card. If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies on the proxy card will have the discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this proxy statement, the Company did not anticipate that any other matter would be raised at the meeting.

     A stockholder of record who has completed and returned a proxy card or voted by telephone may still vote in person at the meeting. A proxy may be revoked by a stockholder at any time before it is voted at the meeting by (1) submitting a later-dated proxy by mail or telephone, (2) voting in person at the meeting, or (3) filing with the Secretary of the Company a written revocation of proxy. Attendance at the meeting will not of itself constitute revocation of a proxy.

     Costs of Proxy Solicitation. The costs of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers, and other employees of the Company in person or by telephone or other means of communication. The Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries holding shares of Common Stock in their names or those of their nominees for their expenses for sending proxy materials to the beneficial owners of the Common Stock and obtaining their proxies.

                                 PROPOSAL NO. 1

                ELECTION OF DIRECTORS BY HOLDERS OF COMMON STOCK

     The Board of Directors has nominated three candidates for election as directors of the Company at the meeting. Each nominee elected as a director will serve until the 2001 annual meeting and until his or her successor has been duly elected and qualified. Each of the nominees is currently serving as a director of the Company and has consented to being named in this proxy statement and to serve if elected. If prior to the meeting any nominee should become unavailable to serve for any reason, the shares represented by a properly completed proxy card or voted by telephone will be voted for such other person as may be designated by the Board of Directors, unless the Board of Directors decides to leave the vacancy temporarily unfilled or to reduce the number of directors pursuant to the By-laws.

     To the knowledge of SpectruMedix, no arrangement or understanding exists between any of such three nominees and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of SpectruMedix.

     The following brief biographies of the nominees include their principal occupations, recent business experience, major affiliations, and age as of July 31, 2000. Information about share ownership of the nominees is set forth below under "Ownership of Company Stock."

     Name                          Age     Position
     -------------------------     ---     -----------------------------------------------
      Joseph K. Adlerstein          55     President, Chief Executive Officer and Director
      Judy K. Mencher/1,2/          43     Director
      Stephen Wertheimer/1,2/       49     Director

      (1)  Member of Audit Committee
      (2)  Member of Compensation Committee

     Joseph K. Adlerstein co-founded SpectruMedix in April 1992. Dr. Adlerstein has been President and Chief Executive Officer and a member of the Board of Directors of SpectruMedix since its formation. Dr. Adlerstein has over 20 years of experience with high-tech companies focusing on energy, the environment, bioengineering, pharmaceuticals, ultrasonics and metallurgy. Prior to founding SpectruMedix, Dr. Adlerstein served as an officer, director and principal of Kasiel Holdings Ltd. (a member of the Adir Group), a real estate and construction firm. Dr. Adlerstein received a B.S. from City University of New York, a Masters in Physics from New York University and a Ph.D. in Physics from the Massachusetts Institute of Technology.

     Judy K. Mencher has been a member of the Board of Directors since March 2000. Ms. Mencher also serves on the Audit Committee and the Compensation Committee of the Board of Directors. Since 1996 she has been a principal at DDJ Capital Management, LLC, which was founded in 1996. Since 1997 she has been a member of the board of directors for Waste Systems International, Inc. From 1990 to 1996, Ms. Mencher was employed by Fidelity Investments. Before joining Fidelity, Ms. Mencher was a partner at the law firm of Goodwin, Procter & Hoar LLP.

     Stephen Wertheimer has been a member of the Board of Directors since January 2000. Mr. Wertheimer also serves on the Audit Committee and the Compensation Committee of the Board of Directors. Since August 1999, Mr. Wertheimer provided consulting services to SpectruMedix. Since 1996, Mr. Wertheimer has been a managing director of Credit Research & Trading LLC. Mr. Wertheimer is also the chairman of Advanced Mining Systems, Inc. and serves as a director of El Paso Electric Company, Greenwich Fine Arts, Inc. and Trikon Technologies, Inc. From 1991 to 1997, Mr. Wertheimer served as president of Water Capital Corp., a company he founded in 1991.

     The board of directors recommends a vote FOR the nominees listed above for election by the holders of Common Stock.

Board of Directors

     Prior to January 1, 2000, Dr. Adlerstein was the sole director of the Company. On January 1, 2000, Mr. Wertheimer joined the Board of Directors and Ms. Mencher was appointed to the Board of Directors on March 22, 2000, shortly before the end of the 2000 fiscal year.

Committees of the Board of Directors

     The board of directors has an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by SpectruMedix's independent auditors, reviews and evaluates SpectruMedix's internal control functions, and monitors transactions between SpectruMedix and its employees, officers and directors. The audit committee did not meet during fiscal year 2000, and has held two meetings after the end of fiscal year 2000 in connection with the preparation of the financial statements appearing in the Annual Report on Form 10-K accompanying this proxy statement. The compensation committee administers SpectruMedix's Stock Option Plan and designates compensation levels for officers and directors of SpectruMedix. The compensation committee did not meet during fiscal year 2000.

                           OWNERSHIP OF COMMON STOCK

     The following tables set forth certain information regarding the beneficial ownership of SpectruMedix Common Stock as of July 25, 2000, unless otherwise noted, by (i) all persons who, to the Company's knowledge, are beneficial owners of five percent or more of the Common Stock, (ii) each member of the Board of Directors, (iii) the President and Chief Executive Officer of SpectruMedix, and
(iv) all current directors and executive officers of SpectruMedix as a group. Unless otherwise noted, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned by them, subject to community property laws, where applicable.

                                                       Number of                    Percent of
           Name and Address                            Shares of              Outstanding Shares of
          of Beneficial Owner                         Common Stock               Common Stock /(1)/
----------------------------------------             --------------           ---------------------
Joseph K. Adlerstein, Ph.D.                            1,738,334/(2)/                 34.0%
  c/o SpectruMedix Corporation
  2124 Old Gatesburg Road
  State College, Pennsylvania  16803
Judy K. Mencher                                           50,000/(3)/                  1.2%
  c/o DDJ Capital Management
  141 Linden Street, Suite 4
  Wellesley, MA 02482
Bernard Sonnenschein                                     338,219                       8.0%
  1519 49th Street
  Brooklyn, New York 11219
Stephen J. Wertheimer                                    100,000                       2.4%
  15 Steeple Chase
  Greenwich, Connecticut  08631
PE Corporation                                           800,000/(4)/                 15.8%
  761 Main Avenue
  Norwalk, CT 06859
All directors and executive officers                   1,888,334/(5)/                 36.6%
  As a group (3 persons)

______________________

(1) For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock includes (i) 4,256,306 shares of Common Stock outstanding as of July 25, 2000, (ii) the shares of Common Stock subject to options and warrants that are currently exercisable or exercisable within 60 days of July 25, 2000, and (iii) the shares of Common Stock issuable upon conversion of SpectruMedix Preferred Stock.

(2) Includes 825,000 shares of Common Stock issuable upon conversion of 103.125 shares of Series B Preferred Stock and 33,333 shares of our Common Stock issuable under currently exercisable stock options.

(3) Includes 50,000 shares of Common Stock issuable under currently exercisable stock options.

(4) Represents shares of Common Stock issuable upon conversion of 2,000 shares of Series A Preferred Stock.

(5) Includes 825,000 shares of Common Stock issuable upon conversion of 103.125 shares of Series B Preferred Stock and 83,333 shares of Common Stock issuable under currently exercisable stock options.


                   Compliance with SEC Reporting Requirements

     Section 16(a) of the Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's directors and officers and persons who own more than 10% of SpectruMedix's Common Stock (collectively, "Insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Insiders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     During fiscal year 2000, Mr. Wertheimer failed to file his initial statement of beneficial ownership on a timely basis.


                             Executive Compensation

                 Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation earned by the President and Chief Executive Officer of SpectruMedix for services rendered in all capacities for our 2000, 1999 and 1998 fiscal years. As of the end of fiscal year 2000, Dr. Adlerstein was the sole executive officer of the Company. No other employee of the Company earned more than $100,000 per year.

                           SUMMARY COMPENSATION TABLE

                                   Other Annual Compensation
                                   -------------------------
                                                                                                  Number of
                                                                                                  Securities
Name and                     Year          Salary         Bonus/(1)/        Restricted Stock      Underlying
Principal Position(s)                                                            Awards            Options
----------------------    -------      ---------------   --------------    ------------------   --------------
Joseph K. Adlerstein,        2000        $131,311/(2)/     $25,000             $12,500/(3)/       100,000/(4)/
 Ph.D.
President and Chief          1999        $128,500/(5)/     $25,000/(6)/           ---                 ---
 Executive Officer
                             1998        $116,221/(7)/        ---                 ---                 ---

______________________
(1) The amounts shown under the Bonus column include cash bonuses earned for the indicated fiscal years, but paid in the following year.

(2)  Includes $15,811 paid under the Company's health insurance plan.

(3) Represents 100,000 shares of Common Stock granted to Dr. Adlerstein on January 13, 2000, on which date the closing price of the Common Stock was $0.125.

(4) Represents options to purchase 100,000 shares of Common Stock at an exercise price of $0.125 per share, which vest in three equal installments during the 2000 calendar year if certain performance goals are met by December 31, 2000. As of March 31, 2000, 33,333 of these options were vested.

(5)  Includes $13,000 paid under the Company's health insurance plan.

(6) Includes a $25,000 bonus which was earned during the fiscal year but was not paid due to the Company's financial condition.

(7)  Includes $10,702 paid under the Company's health insurance plan.

                                 Stock Options

     The table below sets forth information concerning grants of options to purchase shares of Common Stock during the 2000 fiscal year to the President and Chief Executive Officer of SpectruMedix.

                                                         Percentage of
                                                         Total Options
                                    Number of Shares       Granted to
                                     of Common Stock      Employees in
                                       Underlying      Fiscal Year Ended    Exercise Price
                                     Options Granted     March 31, 2000       Per Share         Expiration Date
                                    -----------------  -----------------    --------------     ------------------
Joseph K. Adlerstein, Ph.D.                 33,333/(1)/                        $0.125            January 13, 2010
                                            33,333/(2)/                         0.125            January 13, 2010
                                            33,334/(3)/                         0.125            January 13, 2010

(1) These options became exercisable on March 31, 2000 upon the sale of an HTS 9610 high throughput screening instrument to Procter & Gamble.

(2) These options will become exercisable immediately after our revenues from the sale or lease of the Company's DNA sequencers or high throughput screening instruments equal $1,000,000 and shall terminate if such level is not reached by December 31, 2000.

(3) These options shall become exercisable immediately after our revenues from the sale or lease of the Company's DNA sequencers or high throughput screening instruments equal $3,400,000 and terminate if such level is not reached by December 31, 2000.

                         Option Exercises and Holdings

     The table below sets forth information concerning the exercise of options during our 2000 fiscal year and unexercised options held as of the end of such year by the President and Chief Executive Officer of SpectruMedix.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               Number of
                                                         Securities Underlying         Value of Unexercised
                             Number of                   Unexercised Options at      In-the-Money Options at
                              Shares      Aggregate          March 31, 2000            March 31, 2000/(2)/
                             Acquired       Value              Exercisable               Exercisable
Name                        on Exercise  Realized/(1)/       Unexercisable                Unexercisable
---------------------------------------------------------------------------------------------------------------
Joseph K. Adlerstein         127,827      $11,837         33,333      66,667            $70,833       $141,667

______________________
(1) Based on the closing price of the purchased shares on the option exercise date ($0.09375) less the exercise price paid for such shares ($0.00115).

(2) Based on fair market value of the Common Stock at fiscal year end ($2.25 per share) less the option exercise price payable per share ($0.125).

                           Compensation of Directors

     Each non-employee Board of Directors member who is first elected or appointed after September 16, 1997, will automatically receive an option to purchase 10,000 shares of Common Stock, provided such individual has not previously been in the employ of the Corporation (or any parent or subsidiary). The stock options granted to Mr. Wertheimer and Ms. Mencher were separately negotiated and are discussed herein under the heading "Certain Relationships and Related Transactions."

     In addition, on the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board of Directors member will automatically be granted a non-statutory option to purchase 2,500 shares of Common Stock, provided such individual has served as a non-employee Board of Directors member for at least six (6) months. There will be no limit on the number of such 2,500 share option grants any one non-employee Board of Directors member may receive over his or her period of Board of Directors service, and non-employee Board of Directors members who have previously been in the Company's employ will be eligible to receive those annual grants.


     Employment Contracts, Termination of Employment and Change-in-Control
                                  Arrangements

     In March 1997, the Company entered into an employment agreement with Joseph
K. Adlerstein, Ph.D., pursuant to which the Company employs Dr. Adlerstein as President and Chief Executive Officer. The employment agreement was amended in August 1997. Dr. Adlerstein's agreement provides that he shall devote substantially all of his respective business time to our affairs. Dr. Adlerstein's agreement expired in March 2000, and automatically renewed for one year. The agreement will continue to automatically renew for successive one-year periods unless, within 30 days of the expiration of any renewal term, either party notifies the other of its election not to renew. Dr. Adlerstein's agreement provides for base salary of $96,000 per annum and an annual bonus of up to 25% of the base salary, as determined by the Board of Directors based on performance and other criteria. In addition, Dr. Adlerstein's agreement provides for additional compensation at a rate of $24,000 for each year of the agreement for services Dr. Adlerstein provided to the Company since our inception. Under Dr. Adlerstein's agreement, if Dr. Adlerstein is terminated without cause, we must pay him a severance payment equal to 18 months of his then applicable base salary. A change in our ownership or control shall be considered termination without cause. Dr. Adlerstein's agreement contains confidentiality provisions and covenants not to compete with us during his employment period .

     As a result of the Company's dependence on Dr. Adlerstein as a key employee, the Company obtained and is the sole beneficiary of key-person life insurance in the amount of $1,000,000 on Dr. Adlerstein's life.

     All of the employees of the Company are subject to certain confidentiality and non-competition obligations. Each employee has also agreed that all inventions, discoveries and developments which may be used in the business of the Company and that are developed by such employee during his or her employment with the Company are our property and that such employee will assign his or her rights therein to us. Should we be acquired by merger or asset sale, then all outstanding options held by executive officers of the Company under the 1997 Stock Option Plan will automatically accelerate and vest in full, except to the extent those options are to be assumed by the successor corporation. In addition, the plan administrator of the 1997 Stock Option Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or any unvested shares of Common stock Subject to direct issuances held by such individual, in connection with the termination of that individual's employment following: (i) a merger or asset sale in which these options are assumed or are assigned, (ii) the successful completion of a tender offer for more than 50% of our outstanding voting stock or (iii) certain hostile changes in our control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1999, Dr. Adlerstein agreed to extend up to $750,000 in loans to the Company to meet working capital and other financial needs, at Dr. Adlerstein's option. In consideration of such credit, the Company made a promissory note in favor of Dr. Adlerstein which matured on December 31, 1999 and carried interest at the rate of 12% per annum on all amounts outstanding thereunder. On January 13, 2000, the promissory note was amended and restated to extend the maturity date to December 31, 2000 and provide that each $1,000 of principal and accrued but unpaid interest outstanding under the amended note may be converted at Dr. Adlerstein's option into one share of Series B Preferred Stock. On January 13, 2000, Dr. Adlerstein converted $103,125 outstanding under the note into 103.125 shares of Series B Preferred Stock.

     As of January 1, 2000, Stephen J. Wertheimer was appointed to the Board of Directors. In connection with his appointment and in recognition of consulting services Mr. Wertheimer provided to the Company on an uncompensated basis since August 1999, Mr. Wertheimer was granted 100,000 shares of Common Stock.

     On March 22, 2000, Judy K. Mencher was appointed to the Board of Directors. In connection with her appointment on May 17, 2000, the Company granted her immediately exercisable options to purchase 50,000 shares of Common Stock at a price of $1.3125 per share.

                                 PROPOSAL NO. 2

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP ("E&Y"), independent accountants, to audit the books, records, and accounts of the Company and its subsidiaries for the fiscal year ending March 31, 2001. This selection is being presented to the stockholders for ratification at the meeting. E&Y has audited the Company's books for the year ended March 31, 2000. If the stockholders do not ratify the selection of E&Y, the selection of independent accountants will be reconsidered by the Audit Committee of the Board of Directors. A representative of E&Y will attend the meeting, have the opportunity to make a statement, and be available to respond to appropriate questions.

     The board of directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as SpectruMedix's independent public accountants for the fiscal year ending March 31, 2001.

                                 PROPOSAL NO. 3

                APPROVAL OF AMENDMENT TO 1997 STOCK OPTION PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 1997 Stock Incentive Plan (the "1997 Plan") adopted by the Board of Directors on July 28, 2000 which will increase the maximum number of shares of Common Stock reserved for issuance under the 1997 Plan by an additional 1,000,000 shares to an aggregate of 2,000,000 shares of Common Stock.

     The purpose of the increase in the share reserve under the 1997 Plan is to provide the Company with the continued opportunity to utilize equity incentives in order to retain and attract the services of key individuals essential to the Company's long-term growth and success. In particular, the Company is in the process of expanding its management team, including hiring a Chief Operating Officer and a Chief Financial Officer, and it expects to attract qualified individuals with significant grants of stock options. No one has yet been identified by the Company to fill these positions and the size of the option grant will be negotiated once the Company has selected an appropriate candidate. Currently, the Company has granted options to purchase approximately 700,000 shares of Common Stock under the 1997 Plan.

     The 1997 Plan initially became effective upon adoption by the Board of Directors on March 12, 1997 and was also approved by the stockholders at that time. It was subsequently amended and restated by the Board of Directors on July 27, 1998 and such amended and restated 1997 Plan was approved by the stockholders at the 1998 annual meeting.

     The following is a summary of the principal features of the 1997 Plan as most recently restated. The summary, however, does not purport to be a complete description of all the provisions of the restated 1997 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan restatement may do so upon written request to the Corporate Secretary at the Company's principal executive offices in State College, Pennsylvania.

Equity Incentive Programs

     The 1997 Plan is divided into three separate equity incentive programs:
(i) the Discretionary Option Grant Program, under which individuals in the Company's service may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price per share not less than the fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price per share not less than the fair market value at the time of issuance or as a fully-paid bonus for services rendered the Company or the attainment of designated performance goals, and (iii) the Automatic Option Grant Program under which options will automatically be made at periodic intervals to eligible non-employee Board of Directors members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the option shares on the grant date.

     Options under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

Administration

     The 1997 Plan (other than the Automatic Option Grant Program) is administered by the Board of Directors. The Board of Directors acting in such administrative capacity has complete discretion (subject to the terms of the 1997 Plan) to authorize option grants and direct stock issuances under the 1997 Plan. Pursuant to the provisions of the 1997 Plan, the Board of Directors may appoint a secondary committee of one or more Board of Directors members, including employee directors, to authorize option grants and direct stock issuances to eligible persons other than executive officers and Board of Directors members subject to the short-swing liability provisions of the federal security laws. The entity or entities responsible for administering the 1997 Plan will be referred to in this Proposal as the Plan Administrator.

     All grants under the Automatic Option Grant Program are to be made in strict compliance with the provisions of that program, and no Plan Administrator will exercise any administrative discretion with respect to grants made under such program. Stockholder approval of this Proposal will also constitute pre-approval of each option that is granted on or after the date of the 1998 Annual Meeting pursuant to the provisions of the Automatic Option Grant Program and the subsequent exercise of each such option in accordance with those provisions.

Eligibility

     Employees of the Company or any parent or subsidiary corporation, non-employee members of the Board of Directors or the board of directors of any parent or subsidiary corporation, and consultants and other independent advisers in the service of the Company or its parent or subsidiaries will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board of Directors are also eligible to participate in the Automatic Option Grant Program.

     As of July 3, 1998, a total of approximately two executive officers, and 26 other employees were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. As of such date, there were no non-employee members of the Board of Directors who were eligible to participate in the Automatic Option Grant Program.

Share Reserve

     A total of 2,000,000 shares of Common Stock has been reserved for issuance under the 1997 Plan, including the 1,000,000 share increase which forms part of this Proposal.

     In no event may any one participant in the 1997 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 100,000 shares in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute approval of such share limitation for purposes of Internal Revenue Code Section 162(m).

     Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1997 Plan. Unvested shares issued under the 1997 Plan and subsequently repurchased by the Company, at the original option exercise or direct issue price paid per share, will also be added back to the share reserve and, accordingly will be available for subsequent issuance under the 1997 Plan.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in the corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the 1997 Plan, (ii) the maximum number and class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances per calendar year, (iii) the number and class of securities for which option grants will subsequently be made under the Automatic Option Grant Program to each newly-elected or continuing non-employee Board of Directors member, and
(iv) the number and class of securities and the exercise priced per share in effect under each outstanding option in order to prevent dilution or enlargement of benefits thereunder.

Valuation

     The fair market value per share of Common Stock is determined by the Plan Administrator, based on such factors as the Plan Administrator deems appropriate, including the bid an asked prices per share on the date in question, as quoted on the Over-the-Counter Bulletin Board.

Discretionary Option Grant Program

     Options granted under the Discretionary Option Grant Program will have an exercise price per share not less than the fair market value per share of Common Stock on the grant date. No granted option may have a term in excess of 10 years. The options will generally become exercisable in a series of installments over the optionee's period of service with the Company.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and, in certain circumstances, may cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

     The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

          Tandem stock appreciation rights provide the holders with the right to
          --------------------------------
     surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or shares of Common Stock.

          Limited stock appreciation rights may be granted to officers or
          ---------------------------------
     directors of the Company as a part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per vested option share equal to the excess of (a) the take-over price per vested share over (b) the exercise price payable for such share.

     The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

Stock Issuance Program

     Shares may be sold under the Stock Issuance Program at a price per share not less than the fair market value on the issuance date, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. However, the Plan Administrator will have the discretionary authority at any time to accelerate the vesting of any and all unvested shares at any time.

Automatic Option Grant Program

     Under the Automatic Option Grant Program, each non-employee Board of Directors member who was serving on the Board of Directors on September 16, 1997, the date on which the underwriting agreement for the initial public offering of the Common Stock was executed and priced, had the right to automatically receive an option to purchase 10,000 shares of Common Stock, provided such individual had not previously received a stock option grant from the Company in connection with his or her Board of Directors service. There were no non-employee Board of Directors members on such date. Each non-employee Board of Directors member who is first elected or appointed after September 16, 1997, will automatically receive an option to purchase 10,000 shares of Common Stock, provided such individual has not previously been in the employ of the Corporation (or any parent or subsidiary). In addition, on the date of each Annual Stockholders Meeting, beginning with the 1998 Annual Meeting, each individual who is to continue to serve as a non-employee Board of Directors member will automatically be granted a non-statutory option to purchase 2,500 shares of Common Stock, provided such individual has served as a non-employee Board of Directors member for at least six (6) months. There will be no limit on the number of such 2,500 share option grants any one non-employee Board of Directors member may receive over his or her period of Board of Directors service, and non-employee Board of Directors members who have previously been in the Company's employ will be eligible to receive those annual grants.

     Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to one hundred percent (100%) of the fair market value per share of Common Stock on the option grant date and a maximum term of ten (10) years measured from such grant date, subject to earlier termination at the end of the twelve (12)-month period measured from the date of the optionee's cessation of Board of Directors Service.

     Each such option granted under the Automatic Option Grant Program will be immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee's cessation of Board of Directors service prior to vesting in those shares. The shares subject to each initial 10,000-share automatic option grant will vest in a series of four (4) successive equal annual installments upon the optionee's completion of each year of Board of Directors service over the four (4)-year period measured from the grant date. The shares subject to each 2,500-share grant will vest upon the optionee's completion of one (1) year of Board of Directors service measured from the option grant date.

     The shares subject to each automatic option grant will immediately vest in full should any of the following events during the optionee's period of Board of Directors service: (i) his or her death or permanent disability, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than fifty percent (50%) of the Company's outstanding voting stock, or (iv) a change in the majority of the Board of Directors effected through one or more proxy contested elections for Board of Directors membership.

     In addition, upon the successful completion of a hostile tender offer for securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, the optionee will have a thirty
(30)-day period in which to surrender to the Company each of his or her outstanding automatic option grants. The optionee will in return be entitled to a cash distribution from the company in an amount equal to the excess of (i) the take-over price of the shares at the time subject to each surrendered option (whether or not the optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution will be paid within five (5) days following the surrender of the option to the Company. Stockholder approval of this Proposal will constitute pre-approval of each option grant with such a cash surrender right made under the 1997 Plan on or after the date of the 1998 Annual Meeting and the subsequent exercise of that right in accordance with the foregoing terms, and no approval or consent of the Board of Directors or the Plan Administrator shall be required at the time of the actual option surrender and cash distribution.

General Provisions

Acceleration

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise replaced with a cash incentive program which preserves the spread on the unvested option shares will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator may structure one or more options under the Discretionary Option Grant Program so that those options will vest on an accelerated basis upon an acquisition of the Company, whether or not those options are assumed or replaced with a cash incentive plan. Alternatively, the Plan Administrator may structure the options or stock issuances under the Discretionary Option Grant and Stock Issuance Programs so that those options and issuances will immediately vest in the event the individual's service with the successor entity is terminated within a specified period (not to exceed eighteen (18) months) following an acquisition of the Company which does not otherwise trigger the accelerated vesting of those options or issuances. The Plan Administrator will also have the discretionary authority to structure option grants or stock issuances under the Discretionary Option Grant or Stock Issuance Programs so that those grants or issuances will vest in full upon the termination of the individual's service within a specified period (not to exceed eighteen (18) months) following a change in control of the Company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board of Directors by one or more contested elections for Board of Directors membership).

     The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, takeover attempt or other efforts to gain control of the Company.

Option Transferability

     Options are generally not assignable or transferable other than by will or the laws of inheritance and may only be exercised by the optionee during his or her lifetime. However, non-statutory options may be transferred or assigned during the optionee's lifetime to one or more members of the optionee's family or to a trust established exclusively for family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

Financial Assistance

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options granted under the Discretionary Option Grant Program or the purchase price of shares under the Stock Issuance Program by delivering a promissory note payable in installments. However, the maximum amount of financing provided by any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in while or in part, at the discretion of the Plan Administrator, over the participant's period of service.

Special Tax Election

     The Plan Administrator may provide one or more holders of options or unvested shares (other than the options granted or the shares issued under the Automatic Option Grant Program) with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

Amendment and Termination

     The Board of Directors may amend or modify the 1997 Plan in any or all respects whatsoever, subject to any stockholder approval under applicable law or regulation. The Board of Directors may terminate the 1997 Plan at any time, and the 1997 Plan will in all events terminate on April 29, 2007.

New Plan Benefits

     No options have been made to date on the basis of the 1,000,000 share increase which is the subject of this Proposal.

Federal Income Tax Consequences

     Options granted under the 1997 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options.  No taxable income is recognized by the optionee
     -----------------------
at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or disposition, then a disqualifying disposition of the purchased shares will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for such shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

     Non-statutory Options.  No taxable income is recognized by an optionee upon
     ---------------------
the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

     Direct Stock Issuance.  The tax principles applicable to direct stock
     ---------------------
issuances under the 1997 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation.

     The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be take into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

Accounting Treatment

     Option grants with an exercise price equal to 100% of the fair market value of the shares on the grant or issue date will not result in any charge to the Company's earnings, but the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the option grants would have upon the Company's reported earnings were the value of those options (as measured at the time of grant) treated as compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to the Company's earnings over the period such rights remain outstanding.

Stockholder Approval Required

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the 1997 Plan. If such stockholder approval is not obtained, then the number of shares of Common Stock reserved for issuance under the 1997 Plan will remain 1,000,000 and the 1997 Plan will continue to remain in effect, and option grants and direct stock issuances may continue to be made pursuant to the provisions of the 1997 Plan in effect prior to the proposed amendment, until the available reserve of Common Stock as last approved by the stockholders has been issued.

     The board of directors recommends that the stockholders vote FOR the approval of the amendment 1997 Plan, which will increase the maximum number of shares of Common Stock reserved for issuance under the 1997 Plan by an additional 1,000,000 shares to an aggregate of 2,000,000 shares of Common Stock.

                                 OTHER BUSINESS

     The board of directors has no knowledge of any other matters which may come before the annual meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxies in accordance with their best judgment.


                             STOCKHOLDER PROPOSALS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Company's By-laws. Any such proposal for the 2001 annual meeting of stockholders must comply with applicable regulations and be received by the Secretary, SpectruMedix Corporation, 2124 Old Gatesburg Road, State College, PA 16803, as follows:

     (i) to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received no later than April 30, 2001; or

     (ii) to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Company's proxy materials), it must be received by July 14, 2001.


                                 ANNUAL REPORTS

     A copy of SpectruMedix's Annual Report on Form 10-K is being mailed to each stockholder of record along with this proxy statement. Such report is not part of SpectruMedix's soliciting material.


                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    Joseph K. Adlerstein
                                    President and Chief Executive Officer

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            SPECTRUMEDIX CORPORATION

        The undersigned hereby appoints Joseph K. Adlerstein and Karl Fazler as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of SpectruMedix Corporation standing in the name of the undersigned with all powers of which the undersigned would possess if present at the Annual Meeting of Stockholders of SpectruMedix Corporation to be held on September 26, 2000 or any adjournment thereof.

       (Continued, and to be marked, dated and signed on the other side)






                         /\   FOLD AND DETACH HERE  /\


                            YOUR VOTE IS IMPORTANT!


                       You can vote in one of two ways:


       1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                       or
                                       --

       2. Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side.

                                  PLEASE VOTE

The Board of Directors recommends
a vote FOR Proposals 1, 2 and 3.           FOR             WITHHELD
                                                           FOR ALL

                                            !                !

 1. ELECTION OF DIRECTORS
    Nominees

01.   Joseph K. Adlerstein
02.   Judy K. Mencher
03.   Stephen Wertheimer

WITHHELD FOR: (Write that nominee's name in the space provided below.)


________________________________________________

                         FOR         AGAINST       ABSTAIN
2.  APPOINTMENT OF
    INDEPENDENT           !             !             !
    ACCOUNTANTS

                         FOR         AGAINST       ABSTAIN
3.  APPROVAL OF
    AMENDMENT TO          !             !             !
    1997 STOCK OPTION
    PLAN

*** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***




Signature _______________________  Signature ___________________ Date __________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                         /\  FOLD AND DETACH HERE  /\

                               VOTE BY TELEPHONE
                          QUICK *** EASY ***IMMEDIATE
              YOUR VOTE IS IMPORTANT! YOU CAN VOTE ONE OF TWO WAYS


1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day - 7 days a week.
    There is NO CHARGE to you for this call.  Have your proxy card in hand.
You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1.
                   When asked, please confirm by pressing 1.

OPTION 2: If you choose to vote on each proposal separately, press O. You will hear these instructions:

                  Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                  Proposals 2 and 3 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

                    When asked, please confirm by pressing 1.

2. TO VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE:  If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                             THANK YOU FOR VOTING.